Exhibit 10.55

Summary Translation of Cooperation Agreement

Party A: Shaanxi Pharmacy Holding Group Xi'an Pharmaceutical Co., Ltd.

Party B: An'kang Longevity Pharmaceutical (Group) Co., Ltd.

Both of the parties agreed to create a joint venture.

1. Plan of Cooperation

1) The new company will be named temporarily as Shaanxi Pharmaceutical Holding Group Ankang Longevity Pharmacy Co., Ltd. with RMB 10,000,000 registered capital, among which Party A contributed RMB 5,100,000, accounting for 51% of shares and Party B contributed RMB 4,900,000, accounting for 49% of shares.

2) New company will mainly engage in delivery business regarding “Three Unities” program in Ankang City. Party B shall be responsible for obtaining Pharmaceutical Trade License for the new company. The original corporate capacity of An'kang Longevity Pharmaceutical Group Pharmaceutical Industry Co., Ltd. will be retained, but not engage in pharmaceutical trade.

3) New company will have no Board of Directors but one executive director assigned by Party A. The executive director is the legal representative of the new company. The general manager and person in charge of financial affairs would be recommended by Party A, and employed or dismissed by the executive director.

4) The investment amount contributed by Party A will be paid back by means of a bonus of the new company within 4 years of the establishment of the new company. The amount paid back every year shall not be lower than RMB 1,280,000. Party B will compensate any deficiency after one month of bonus is distributed in the form of cash.

5) Party A and Party B should cooperate with each other to help the new company stay in steady development, and expand market when time is proper.

2. Related Matters

1) All the credits and debts incurred by Party B’s branches, subsidiaries and related companies will be the responsibility of Party B’s branches, subsidiaries and related companies and are unrelated to new company and Party A.

2) Party B will be responsible for obtaining Pharmaceutical Trade License for new company.

3) The credits and debts incurred by An'kang Longevity Pharmaceutical Group Pharmaceutical Industry Co., Ltd. will be the responsibility of An'kang Longevity Pharmaceutical (Group) Co., Ltd. and An'kang Longevity Pharmaceutical Group Pharmaceutical Industry Co., Ltd. independent of the new company. All the economic disputes and legal liability will be the responsibility of An'kang Longevity Pharmaceutical (Group) Co., Ltd. and An'kang Longevity Pharmaceutical Group Pharmaceutical Industry Co., Ltd. independent of the new company.

4) The fixed assets of An'kang Longevity Pharmaceutical Group Pharmaceutical Industry Co., Ltd. which was evaluated at RMB 133,664, will be purchased by the new company.

3. Employee Arrangement

1) The employees of Party B’s subsidiary An'kang Longevity Pharmaceutical Group Pharmaceutical Industry Co., Ltd. will be employed by the new company based on good performance, and they will sign new employment contracts according to laws and regulations.

2) New company will undertake proper responsibility according to rules, regulations and law of the country. The duty before the enrollment of new employment will be undertaken by Party B and An'kang Longevity Pharmaceutical Group Pharmaceutical Industry Co., Ltd.

4. Cost and Fees

1) The cost of audit and evaluation incurred relating to the new company’s registration will be undertaken equally by Party A and Party B. Once the cooperation succeeds, the new company will undertake the cost.

2) All the cost incurred due to the obtainment of the Pharmaceutical Trade License and related qualifications shall be the responsibility of Party B.

3) In the execution process after the official effectiveness of the cooperation agreement, Party A and Party B shall respectively undertake its own cost and fees.

5. Breach of Contract

The non-breaching party has the right to claim for damages if any party breaches the agreement and causes damage to the non-breaching party. The breaching party should compensate the non-breaching party for their damages. The compensation amount shall be calculated by the direct or indirect damage caused by the breaching party. The period of recovery will not end.

6. Termination by Agreement

If Party B does not obtain the Pharmaceutical Trade License and its related qualification within two months of the new company’s establishment, Party A has the right to terminate this agreement.

If the new company is terminated due to the above reason, the parties should timely liquidate the new company, and allocate the remaining capital according to investment rate.